Exhibit 10.1

Service Agreement – Amendment No. 1

(1)	Container Applications International (UK) Limited
(2)	DANIEL HALLAHAN

Dated: March 7, 2017

This Amendment No. 1 to the Service Agreement dated August 20, 2013 (the “Agreement”) is entered into this 7th day of March, 2017, by and between Company and Employee (each individually a “Party” and collectively, the “Parties”).  Based upon an exchange of consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the Parties hereby agree to amend the Agreement as follows:

1. Section 12 “Car Allowance”, of the Agreement is deleted in its entirety and replaced with the following,  “Section 12 - Intentionally Left Blank”;

2. Exhibit A “Company Car”, attached hereto and made part hereof by this reference, is added to the to the Agreement.

3.  A new Section 21.5 is added to the Agreement as follows:

21.5

Notwithstanding anything to the contrary in this Agreement, in the event Employee is terminated based upon a job restructuring/reclassification or a Company reorganization which results in Employee being classified as redundant or results in the complete elimination of Employee’s job functions, Company will pay Employee a Payment in Lieu in a lump sum within 30 days of Employee’s termination.  This lump Payment in Lieu shall not be subject to any offset or reduction based upon Employee’s securing new employment post-termination.  For the avoidance of doubt, the Payment in Lieu has no effect upon Employee’s rights to mandated statutory benefits to which Employee may be entitled.

4. Subsection (a) of Section 22.1 of the Agreement is deleted in its entirety and replaced with the following;

“(a)your Employment is terminated; or”

Except as modified by this Amendment No. 1, all terms and conditions of the Agreement remain in full force and effect.

Exhibit A

Company Car

I.	The Company will place a leased Company Car at your disposal for official and private use subject to prior written approval of lease terms by the President and Chief Executive Officer.

II.

The Company bears the cost of operation of the Company Car. You shall be entitled to be reimbursed by the Company for the cost of fuel incurred during business use in accordance with the Company's car policy from time to time in force.  The taxes on the benefits of the Company Car are to be borne by you.

III.	If you are disqualified from driving, you shall notify the Company immediately and discontinue driving the Company Car until such time as you are qualified to drive again.

IV.

In the event of the Company Car being damaged while used for business purposes, you shall be liable for intentional misconduct and gross negligence only.  Otherwise, your liability shall be apportioned according to the respective degree of negligence.  If the damage occurred while the Company Car was used for private purpose or while it was used by third parties, you shall be liable for all damages, regardless of any negligence.  Any liability to you for damages shall be excluded to the extent that the damage is covered by insurance.

V.

In the event you leave the Company before the term of the current lease agreement ends, you will take over the current Company Car and the current lease agreement.  You are obliged to bear the costs of the Company Car, including lease costs, after the end of your employment.

Executed as a Deed	)
by Daniel Hallahan	)
in the presence of:	)	/s/ Daniel Hallahan

Signature of witness:		/s/ Tina Petts

Name:

Address:

Occupation:

Executed as a Deed	)
(but not delivered until the date	)
appearing at the head of page 1)
by Container Applications	)
International (UK) Limited	)
acting by Victor Garcia	)
a director in the presence of:	)	/s/ Victor Garcia

Signature of witness:		/s/ Steven Garcia

Name:

Address:

Occupation:

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